Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS 2006 FIRST QUARTER RESULTS
Denver, Colorado, May 8, 2006 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2006 first quarter results. As of March 31, 2006, the Company had cash, cash equivalents and investments of $193.8 million. Loss from continuing operations for the quarter ended March 31, 2006 was $17.6 million, or $0.42 per share, compared to a loss from continuing operations of $18.6 million, or $0.52 per share during the same period last year.
“We accomplished a great deal in the first quarter” said J. William Freytag, President and Chief Executive Officer of Myogen. “The continuous stream of positive clinical trial results for ambrisentan, receipt of FDA Fast Track designation for ambrisentan and formation of a PAH collaboration with GlaxoSmithKline were all key steps toward our ultimate goal of registering and commercializing ambrisentan on a worldwide basis. Obtaining US marketing and distribution rights to Flolan was a positive step to assist us in our transition to a commercial company. We also made excellent progress with the darusentan Phase 3 clinical development program in resistant hypertension and look forward to initiating the first Phase 3 trial in the second quarter of this year.”
First Quarter Highlights
▪	Positive Results for Ambrisentan LFT Rescue Study (AMB-222)

▪	Positive Results for Second Ambrisentan Pivotal Phase 3 Clinical Trial (ARIES-1)

▪	Global PAH Collaboration with GlaxoSmithKline

▪	Ambrisentan Fast Track Designation for the Treatment of PAH

▪	Presentation of Darusentan Phase 2b Results at Annual Scientific Session of the American College of Cardiology
Product Portfolio Update
Ambrisentan: Ambrisentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with pulmonary arterial hypertension (PAH). Ambrisentan has been evaluated in two placebo-controlled Phase 3 trials (ARIES-1 & -2), two Phase 2 trials (AMB 201 and AMB-222), and seven Phase 1 trials. More than 720 subjects have received ambrisentan in clinical trials, including approximately 480 PAH patients. As of May 2006, nearly 400 patients continue to be treated with ambrisentan, with exposures that currently extend up to 3.5 years. Ambrisentan has been granted orphan drug designation for the treatment of PAH in both the United States and European Union and has also been granted Fast Track designation by the U.S. Food and Drug Administration (FDA). Myogen expects to submit the ambrisentan New Drug Application to the FDA in the fourth quarter of 2006.

ARIES-1 & -2
ARIES-1 & -2 are two pivotal Phase 3 trials that evaluated three doses of ambrisentan in patients with PAH. Each trial was designed to enroll 186 patients. ARIES-1 enrolled 202 patients primarily from North America plus selected international sites and evaluated 5 mg and 10 mg of ambrisentan dosed once daily. ARIES-2 enrolled 192 patients primarily in Europe plus selected additional international sites and evaluated 2.5 mg and 5 mg of ambrisentan dosed once daily. Top line results for ARIES-2 were reported in December 2005 and top line results for ARIES-1 were reported in April 2006. Both trials met the primary efficacy endpoint of improved exercise capacity for all three ambrisentan doses.
Analysis of the integrated data for ARIES-1 and ARIES-2 for the primary efficacy endpoint, placebo-corrected mean change in six-minute walk distance at week 12 compared to baseline (Δ6MWD), demonstrated a robust, dose-dependent increase in exercise capacity with statistical significance for the combined data for all doses (p<0.0001, linear regression model) and for each individual dose.

Dose Group	Δ6MWD	Nominal p-value
2.5 mg (n=64)	32.3 meters	0.0219
5 mg (n=130)	44.6 meters	<0.0001
10 mg (n=67)	51.4 meters	0.0001
Improvement in time to clinical worsening, a key secondary endpoint and measure of disease progression, was significant for the combined dose analysis (p=0.0003) and for each of the three individual ambrisentan dose groups (p<0.05 for each group).
All other prespecified secondary efficacy endpoints, including WHO functional class, SF-36® Health Survey and Borg dyspnea index, demonstrated statistically significant improvements for the combined data for all dose groups and for the 5 mg and 10 mg doses (p<0.05 for each group).
Preliminary analysis of the top line safety results demonstrated that ambrisentan was well tolerated. The most frequent adverse event was peripheral edema, which was primarily mild to moderate in severity. No patients treated with ambrisentan developed serum aminotransferase concentrations greater than three-times the upper limit of the normal range (3xULN) at any time during the 12-week treatment period, compared to three patients in the placebo groups (2.3%).
After the initial 12-week assessment period, all patients in the ARIES trials had the option to continue ambrisentan therapy in a long-term study. To date, more than 400 patients have been enrolled in this and other long-term studies.
AMB-222
In February 2006, the Company announced positive top line results of AMB-222, an open-label trial in which ambrisentan was administered to 36 patients with PAH who had previously discontinued bosentan, sitaxsentan or both due to serum aminotransferase abnormalities. The primary endpoint of the trial was the incidence of serum aminotransferase concentrations greater than 3xULN during the 12 week evaluation period that resulted in discontinuation of drug treatment.
None of the 36 patients enrolled in the study had a recurrence of liver function abnormalities that resulted in discontinuation of ambrisentan during the initial 12-week evaluation period (the primary endpoint of the study). One patient had a transient serum aminotransferase test result greater than 3xULN at week 12 that resulted in dose reduction from 5 mg to 2.5 mg ambrisentan. This patient remains on ambrisentan therapy and has not had a recurrence of serum aminotransferases greater than 3xULN.
Patients in AMB-222 have continued to receive ambrisentan therapy for periods up to 11 months (mean exposure of 7 months) and no further confirmed occurrence of serum aminotransferase concentrations greater than 3xULN has been observed.

Global PAH Collaboration with GlaxoSmithKline
In March 2006, GlaxoSmithKline and Myogen entered into a two-part collaboration involving each party’s PAH therapy. Myogen licensed commercialization rights for ambrisentan to GlaxoSmithKline in all territories outside of the United States where Myogen retains exclusive rights. Simultaneously, GlaxoSmithKline and Myogen entered into an agreement whereby Myogen will be responsible for the marketing and distribution of GSK’s Flolan (epoprostenol sodium), a life-saving medicine for many patients, used in the treatment of PAH, in the United States. Myogen has begun building a commercial organization dedicated to the marketing and distribution of Flolan in the United States.
Myogen believes GlaxoSmithKline, one of the premier pharmaceutical companies in the world, is the ideal ex-US partner for ambrisentan. GSK has been a pioneer in the treatment of PAH and, through its decade-long experience with Flolan, has a deep understanding of the international regulatory and competitive PAH market environments. Meanwhile, the Flolan distribution agreement is expected to underwrite the development of the Company’s U.S. commercial organization and afford it the opportunity to establish a presence in the PAH marketplace well in advance of the potential launch of ambrisentan. The Company believes this strategic development will accelerate building relationships with all important customer segments, increasing the Company’s understanding of customer needs and market dynamics in general.
Darusentan: Darusentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with resistant hypertension.
DAR-201
In August 2005, the Company announced positive top line results of a Phase 2b randomized, double-blind, placebo-controlled clinical trial designed to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Results of the trial demonstrated that 300 mg of darusentan dosed once daily provided statistically significant placebo-corrected reductions in systolic and diastolic blood pressure. Clinically meaningful reductions in systolic and diastolic blood pressure were also observed at earlier time points at lower doses. Trial results also demonstrated darusentan was generally well tolerated suggesting a favorable safety profile. Additional results from the Phase 2b study were presented at ACC.06, the 55th Annual Scientific Session of the American College of Cardiology, which was held March 11-14, 2006 in Atlanta, Georgia.
Based on these results, the Company plans to conduct international Phase 3 clinical trials, DAR-311 and DAR-312, to further evaluate darusentan for the treatment of patients with resistant hypertension. The Company expects to initiate the Phase 3 program in the second quarter of 2006.
DAR-311
The primary objective of this Phase 3 randomized, double-blind, placebo-controlled parallel group trial is to determine if darusentan is effective in reducing systolic blood pressure in resistant hypertension patients currently treated with full doses of four or more antihypertensive medications, one of which is a diuretic. Patients are eligible for enrollment in this trial if they have a systolic blood pressure greater than or equal to 140 mmHg and no other compelling conditions. For patients with diabetes and chronic kidney disease, the blood pressure inclusion criterion is a systolic blood pressure greater than 130 mmHg. Approximately 352 patients will be randomized to one of three doses of darusentan (50, 100, or 300 mg qd) versus placebo in a ratio of 7:7:7:11. The treatment period for the trial is 14 weeks. The primary endpoint of the trial is change from baseline to week 14 in trough sitting systolic blood pressure as compared to placebo. Upon completion of the 14-week assessment period, patients will be eligible to enroll in a long-term safety study.
DAR-312
The primary objective of this Phase 3 randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant hypertension. Patients are eligible for enrollment in this trial if they have a systolic blood pressure greater than or equal to 140 mmHg despite treatment with full doses of three antihypertensive drugs, one of which is a diuretic, and no other compelling conditions. For patients with diabetes and chronic kidney disease, the blood pressure inclusion criterion is a systolic blood pressure greater than 130 mmHg. Approximately 770 patients will be randomized to darusentan, active control (guanfacine, an antihypertensive drug that acts as a central alpha agonist) or placebo, in a 3:3:1 ratio. The treatment period for the trial is 14 weeks. The primary endpoint of the trial is change from baseline to week 14 in trough sitting systolic blood pressure compared to placebo and then compared to the active control. Upon completion of the 14-week assessment period, patients will be eligible to enroll in a long-term safety study.
Patients enrolled in the two long-term studies will be treated and followed for safety for at least six months with a mean exposure expected to be in excess of one year. The Company may undertake additional studies in this indication for commercial and regulatory support.
Drug Discovery Research: Myogen is continuing to move forward with its drug discovery program, which is the subject of a broad collaboration with Novartis. The program is focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease.
Financial Highlights for First Quarter 2006
Sublicense revenues for the quarter ended March 31, 2006 were $2.0 million. These revenues consisted of $189,000 related to the sublicense of ambrisentan ex-U.S rights to GSK and $1.8 million related to the sublicense of Perfan® I.V. in January 2006. The sublicense revenue from GSK is derived from the non-refundable upfront payment of $20 million made by GSK in March 2006, which is being recognized ratably over the expected service period. The $1.8 million related to the Perfan® I.V. sublicense was recognized in January 2006, as no future service is required. The Company does not expect any significant additional sublicense revenues related to Perfan® I.V.
Research and development contracts revenue from the Company’s research agreement with Novartis was $1.8 million for the first quarter of 2006 compared to $1.7 million during the same period in 2005.
Research and development expenses, including stock-based compensation expenses, decreased 8% to $16.2 million from $17.7 million for the quarters ended March 31, 2006 and 2005, respectively. The decrease in expenses for 2005 was primarily due to the discontinuation of the development of enoximone capsules, which was largely offset by growth in expenses related to ambrisentan.
Selling, general and administrative expenses, including stock-based compensation expenses, increased 123% to $7.2 million for the first quarter of 2006 from $3.2 million during the same period in 2005. The increase was primarily due to increased marketing costs associated with ambrisentan pre-launch activities, staffing and related recruiting costs and an increase in professional service costs.
2006 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, product revenue and the potential for Myogen to enter into additional licensing or strategic collaborations.
For the year ending December 31, 2006, the Company anticipates:
•	Total Flolan net revenue of $3.5 million to $4.5 million (Myogen will recognize Flolan revenue net of the transfer price from GSK and specialty pharmacy distribution costs);

•	Total research and development contract revenue of $6.5 million to $7.2 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $110 million to $125 million; and,

•	Basic net loss per share between $2.30 and $2.75.
In addition, based on current spending projections, the Company believes its cash, cash equivalents and investments are sufficient to fund operations through at least the end of 2007.

Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Monday, May 8, 2006 at 8:00 am Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-240-2430 (domestic) or 303-205-0033 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, May 26, 2006. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11058413#.
About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. Myogen and GlaxoSmithKline have entered into a global PAH collaboration in which Myogen has marketing and distribution rights to GlaxoSmithKline’s Flolan (epoprostenol sodium) in the United States for the treatment of PAH and GlaxoSmithKline has licensed ambrisentan from Myogen for all territories outside of the United States, where Myogen retains exclusive rights. Myogen also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the design and implementation of the darusentan phase 3 development program, the submission of a New Drug Application for ambrisentan, Flolan revenue projections and projections regarding the sufficiency of the Company’s current cash, cash equivalents and investments. Actual results and events could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Among other things, the projected commencement of any of the Company’s clinical trials, including the projected commencement of the darusentan Phase 3 development program in the second quarter of 2006, and the projected submission of the ambrisentan NDA, may be affected by difficulties or delays, including difficulties or delays caused by regulatory issues, patient enrollment, patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, its ability to obtain and enforce patent protection for its products, competition from other biotechnology or pharmaceutical companies, difficulties or delays in manufacturing the Company’s products, and regulatory developments involving current and future products. Delays in clinical programs, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Prior clinical trial program designs and results are not necessarily predictive of future clinical trial designs or results. For example, the positive top line results of the darusentan Phase 2b trial are not necessarily predictive of the results of the Company’s planned Phase 3 trials of darusentan in patients with resistant hypertension as a result of the fact that among other things, the designs of the planned Phase 3 clinical trials differ in material respects from the design of the Phase 2b program. In addition, the Company may elect to, or be required by applicable regulatory authorities, to modify the designs of one or more of its proposed clinical trials or to conduct additional clinical trials of its product candidates to evaluate efficacy and/or safety. Any such additional clinical trials could adversely affect the Company’s financial position and prospects. Preliminary clinical trial results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of the Company’s product candidates may be discovered upon further analysis of trial data or analysis of new trial data or long term safety data. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. There can be no assurance that Myogen’s product candidates, including ambrisentan, will be proven safe and effective for use in humans. Abnormal liver function test results have been reported in trials of other endothelin receptor antagonists.
Cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing of and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s annual report on Form 10-K, in Myogen’s periodic reports on Form 10-Q and Form 8-K and in other documents filed by Myogen with the Securities and Exchange Commission (SEC). It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report with the SEC. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$154,962	$138,380
Short-term investments	36,000	38,575
Prepaid expenses, accrued interest receivable and other current assets	4,285	2,752
Assets of discontinued operations	—	1,289

Total current assets	195,247	180,996

Long-term investments	2,878	5,362
Property and equipment, net	2,810	2,622
Other assets	53	27

Total assets	$200,988	$189,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,150	$10,345
Accrued liabilities	867	2,797
Current portion of deferred revenue	4,201	1,187
Current portion of other liabilities	140	142
Current portion of notes payable, net of discount	—	172
Liabilities of discontinued operations	—	264

Total current liabilities	19,358	14,907

Deferred revenue, net of current portion	19,656	1,656
Other long term liabilities, net of current portion	186	220

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized and 42,378,130 and 41,962,587 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	42	42
Additional paid-in-capital	416,850	412,862
Deferred stock-based compensation	—	(1,406)
Other comprehensive loss	(105)	(88)
Accumulated deficit	(254,999)	(239,186)

Total stockholders’ equity	161,788	172,224

Total liabilities and stockholders’ equity	$200,988	$189,007

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2006	2005
Revenues:
Sublicense revenues	$1,972	$—
Research and development contracts	1,797	1,706

	3,769	1,706

Costs and expenses:
Research and development (including stock-based compensation expense of $1,230 and $264, respectively)	16,227	17,669
Selling, general and administrative (including stock-based compensation expense of $1,912 and $252, respectively)	7,213	3,231

	23,440	20,900

Loss from operations	(19,671)	(19,194)
Interest income, net	1,923	563

Loss from continuing operations before cumulative effect of a change in accounting principle	(17,748)	(18,631)
Cumulative effect of a change in accounting principle	172	—

Loss from continuing operations	(17,576)	(18,631)

Gain on the sale of discontinued operations	1,763	—
Discontinued operations, net of income taxes	—	330

Net loss	$(15,813)	$(18,301)

Basic and diluted net loss per common share attributable to common stockholders:
Continuing operations	$(0.42)	$(0.52)
Discontinued operations, net of income taxes	0.04	0.01

	$(0.38)	$(0.51)

Weighted average common shares outstanding	42,168,261	35,757,832